Exhibit 99.1

Accuray President and Chief Executive Officer Suzanne Winter to Take

Temporary Medical Leave of Absence

MADISON, Wis., September 3, 2024 — Accuray Incorporated (NASDAQ: ARAY) announced today that President and Chief Executive Officer Suzanne Winter will be taking a temporary medical leave of absence to receive care for a treatable form of cancer, effective immediately. Accuray Senior Vice President and Chief Commercial Officer Sandeep Chalke will serve as the interim CEO during Ms. Winter’s absence. To ensure that Mr. Chalke and the organization have the necessary support, the company has formed an Executive Committee of the Board of Directors, consisting of Joseph Whitters, Chairman of the Accuray Board, and Anne Le Grand, Chair of the Science and Technology Committee, that will advise Mr. Chalke in his interim capacity.

“As the head of an incredible company whose mission is to conquer cancer, I remain grateful for how far the industry has come in overcoming this disease, including the development of advanced diagnostic tools that can detect it in early stages. I go into my treatment program extremely knowledgeable and able to advocate for the care I need,” said Suzanne Winter, President and CEO of Accuray.

“Suzanne will be in the thoughts of the Board and the global Accuray organization while she takes time to prioritize her health,” said Joseph Whitters, Chairman of the Board at Accuray. “In the interim, the Board and I are extremely confident in Sandeep and the strong leadership team that Suzanne has built. I am certain that they are well positioned to continue delivering on the organization’s vision and strategic priorities while concurrently running day-to-day operations.”

Mr. Chalke joined Accuray in May 2022 bringing more than 30 years of medical device expertise in commercialization, business development and operations. In his role at Accuray, he has responsibility for the global commercial function, including the organization’s sales, service and operations teams.

About Accuray

Accuray Incorporated is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide. To learn more, visit www.accuray.com or follow us on Facebook, LinkedIn, X, and YouTube.

Investor Contact

Aman Patel, CFA

Investor Relations, ICR-Westwicke

+1 (443) 450-4191

aman.patel@westwicke.com

Media Contact

Beth Kaplan

Public Relations Director, Accuray

+1 (408) 789-4426

bkaplan@accuray.com